Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of November 13, 2023 (the “First Amendment Effective Date”) by and between Justin Schreiber, an individual and resident of the State of Pennsylvania, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Company had, pursuant to the April 1, 2020 Consulting Agreement “Consulting Agreement”), engaged Justin Schreiber to be the Company’s Chairman of the Board and Chief Executive Officer.

WHEREAS, on April 1, 2022: (i) the Company and Justin Schreiber mutually agreed to terminate that Consulting Agreement; and (ii) the Company and the Employee entered into a formal Employment Agreement (the “Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Chief Executive Officer, with a base salary of $300,000, and a target bonus of 75% of base salary;

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this First Amendment, all other provisions of the Employment Agreement remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to further amend the Employment Agreement to: (i) award a new grant of 50,000 shares of restricted stock subject to vesting and other terms as described below; and (ii) make a contingent future grant of 50,000 shares of restricted stock subject to the contingencies and subsequent vesting, as described below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a. Section 4(d) of the Employment Agreement is hereby added:

4(d) Equity. Pursuant to the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto, Employee:

(i) Shall receive, upon the First Amendment Effective Date, an award of 50,000 restricted shares of the Company’s common stock (“Restricted Shares”), vesting as follows:

●	50,000 restricted shares vest on January 1, 2024.

(ii) No later than the one-year anniversary of this Agreement (i.e., and as early as reasonably possible, based upon available grantable equity as explained hereinafter)—and subject to both (1) availability of grantable equity within the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto at that time and (2) Employee having not been previously terminated by the Company at that time—Employee shall then receive an additional 50,000 restricted shares (the “Future Restricted Shares”) of the Company’s common stock, vesting as follows:

●	50,000 restricted shares vest upon the date of the aforementioned contingent award of the Future Restricted Shares.

In the event that a change in control of the Company—as defined in the following paragraph—was scheduled to occur on a date before the Future Restricted Shares were capable of being granted to Employee, then the change in control of the Company will be contingent upon the inclusion and concurrent award of the Future Restricted Shares to Employee as part of the closing of that change in control event.

Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee’s employment with the Company subject to the terms of the Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company’s customary form of restricted stock award for employees. All applicable awards under this First Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time, including the Board-approved October 12, 2023 LifeMD Incentive Compensation Recovery Policy.

2. Governing Law; Jurisdiction. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this First Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

2

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this First Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this First Amendment to the Employment Agreement.

EXECUTED as of the First Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Eric H. Yecies
By:	Eric H. Yecies, Chief Legal Officer & General Counsel

EMPLOYEE

/s/ Justin Schreiber
By:	Justin Schreiber, Chairman & CEO

3